Exhibit 10.1

FIRST AMENDMENT TO RETENTION AGREEMENT

Between Bank of Hawaii and Kent T. Lucien dated January 20, 2012

THIS FIRST AMENDMENT TO RETENTION AGREEMENT (“First Amendment”) is made and entered into on January 20, 2012 (“Effective Date”) by and between Bank of Hawaii Corporation and Bank of Hawaii (collectively “the Bank”) and Kent T. Lucien (“You”).

WITNESSETH THAT:

WHEREAS, the Bank and You have entered into a certain Retention Agreement dated June 30, 2010 (“Agreement”); and

WHEREAS, the Bank and You would like to amend the Agreement by extending your Separation Date from January 31, 2013 to January 31, 2014, and necessarily conforming other contractual terms to such extension;

NOW THEREFORE, in consideration of the mutual promises and covenants hereto of the parties, the Bank and You agree to amend the Agreement as follows:

1)    The language in Section 1 is deleted in its entirety and replaced with the following:

1.    Duties and Compensation until your Departure Date.  You will continue the position of Vice Chair and Chief Financial Officer.  You agree to work diligently in your position (or in any other position to which you may be placed) through January 31, 2014 (“Separation Date”), at which time you will be relieved of all duties and responsibilities.  The Bank may advance your Separation Date to any date before January 31, 2014, or may extend your Separation Date to any date within six (6) months after January 31, 2014.  Any Separation Date after July 31, 2014 will require mutual agreement of the parties in writing.

a.    You will be paid your salary and benefits through the Separation Date.

b.    You will participate in the Executive Incentive Plan for the calendar years 2012 and 2013, provided you are employed for the duration of the Performance Period as defined in the applicable Plan.

c.    The Bank shall recommend that the HR and Compensation Committee authorize your participation in the 2012 Bank of Hawaii Corporation Equity Program at the Vice Chairman level in the first quarter of 2012.

Kent T. Lucien

1st Amendment to Retention Agreement

January 20, 2012

d.    In the event you voluntarily terminate employment prior to the Separation Date, you will receive only your salary and vested benefits through the date of your termination of employment.

e.    You acknowledge and agree that no compensation or other payment except as specified in the Agreement as amended by this First Amendment will be owed to you after the Separation Date.

2)    The language in Section 3 is deleted in its entirety and replaced with the following:

3.      Retention Payment (“Monetary Consideration”).  If you perform your duties to the Bank’s satisfaction through January 31, 2014, (including attaining Performance and Transition Objectives which shall be deemed to be met unless you are otherwise notified prior to December 31, 2013) and comply with the requirements in Section 1, 2, 3, 6, 7, 8, and 9 of this Agreement, you will receive a Retention Payment of $425,000.00, subject to reduction for tax withholding requirements.  The Retention Payment will be paid by the 60th day following January 31, 2014.  After the Separation Date, you will no longer be eligible for contributions or benefit accruals under any of the Bank’s tax-qualified retirement plans or nonqualified deferred compensation plans.  Any outstanding equity grants will expire in accordance with the terms of the applicable agreements.

3)    The substantive language in Sections 2(d), 4, 5, 6, 9, 10, 11, and 12 of the Agreement is hereby amended by changing the word “Agreement” to “Agreement as modified by the First Amendment” wherever it appears.

4)    The language in Section 14 of the Agreement is deleted in its entirety and replaced with the following:

14. Older Workers Benefit Protection Act notice.  The following is required by the Older Workers Benefit Protection Act (OWBPA”):

This First Amendment includes a waiver of any claims you may have under the Age Discrimination in Employment Act (“ADEA”) through the Execution Date of the First Amendment.  You have up to twenty-one (21) days from the date of this letter to accept the terms of this First Amendment, although you may accept it at any time within those 21 days.  To properly weigh the advantages and disadvantages of signing this First Amendment and waiving your ADEA claims, you are advised to consult an attorney about this Agreement prior to signing.  If you want to accept the First Amendment prior to the expiration of the 21 days, you will need

Kent T. Lucien

1st Amendment to Retention Agreement

January 20, 2012

to indicate your waiver of the 21-day consideration period by signing in the space indicated below.

5)   Unless amended, modified, supplemented and/or controverted by the Bank and You in this First Amendment, all other terms and conditions of said Agreement shall remain in full force and effect.

To accept this First Amendment, please date, sign and return it to the Bank’s Executive Vice President and Director of Human Resources.  (An extra copy for your file is provided.)  Once you do so, pursuant to the OWBPA, you will still have an additional seven (7) days in which to revoke your acceptance.  To revoke, you must send the Bank’s Executive Vice President and Director of Human Resources a written statement of revocation by registered mail, return receipt requested.  If you revoke your acceptance of this First Amendment, the First Amendment will be void.  If you do not revoke, the eighth (8th) day after the date of your acceptance will be the “Effective Date” of this First Amendment. The First Amendment will not be effective and enforceable until the revocation period has expired.

BANK OF HAWAII CORPORATION AND

BANK OF HAWAII

By:		Date:
PETER S. HO
Chairman, President and CEO

By signing this First Amendment, I acknowledge that I have had the opportunity to review it carefully with an attorney of my choice; that I have read and understand its terms; and that I voluntarily agree to them.

Dated:
Kent T. Lucien

Pursuant to 29 C.F. R. Section 125.22(e)(6), I hereby knowingly and voluntarily waive the twenty-one (21) day pre-execution consideration period set forth in the Older Workers Benefit Protection Act (29 U.S.C. Section 626(f)(1)(F)(i)).

Dated:
Kent T. Lucien

Kent T. Lucien

1st Amendment to Retention Agreement

January 20, 2012

EXHIBIT A

[To be executed on or after Separation Date]

WAIVER AND RELEASE OF CLAIMS THROUGH SEPARATION DATE

I  agree that all applicable terms and conditions in my Waiver and Release of Claims set forth in Section 6 of the Agreement dated June 30, 2010 as amended by that certain First Amendment to Retention Agreement dated                           apply with respect to the period of my employment with the Bank from the Execution Date of the First Amendment through my Separation Date.

UNDERSTOOD AND AGREED:

Dated:
Kent T. Lucien

Pursuant to 29 C.F.R. § 1625.22(e)(6), I hereby knowingly and voluntarily waive the twenty-one (21) day pre-execution consideration period set forth in Older Workers Benefit Protection Act (29 U.S.C. § 626(f)(1)(F)(i)).

Dated:
Kent T. Lucien